Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Reports Second-Quarter Profit, Sees Third-Quarter Positive Inflection in Both Supply and Demand

Airline expects less geopolitical and macroeconomic uncertainty in second half of 2025, with demand inflection beginning in early July with a 6 point acceleration in booking demand

Published industry schedules show a supply inflection beginning in mid-August, similar to schedule changes in 2024

Updated full-year adjusted diluted earnings per share1 guidance of $9.00 to $11.00

Q2 diluted earnings per share of $2.97; adjusted diluted earnings per share2 of $3.87 versus guidance range of $3.25 to $4.25 — United grew both earnings and pre-tax margin in the first half of 2025 compared to the first half of 2024

United's operation continues to execute strongly: Q2 consolidated on-time departures and seat cancellation rate were its best post-pandemic scores for a second quarter; In June, United at EWR led all other major airlines in on-time performance and lowest seat cancellation rate at all New York City area airports

CHICAGO, July 16, 2025 – United Airlines (UAL) today reported a second-quarter profit, ahead of Wall Street expectations, and grew both earnings and pre-tax margin in the first half of 2025 versus the first half of 2024.
The company had second-quarter pre-tax earnings of $1.2 billion, with a pre-tax margin of 8.2%; and adjusted pre-tax earnings2 of $1.7 billion, with an adjusted pre-tax margin2 of 11.0%. The company also achieved diluted earnings per share of $2.97 and adjusted diluted earnings per share2 of $3.87, compared to guidance of $3.25 to $4.25. Total operating revenue grew 1.7% compared to the year-ago period to $15.2 billion.
Beginning in early July, United has seen a sequential 6 point acceleration in demand and a double-digit acceleration in business demand versus the second quarter. The airline attributes this to less geopolitical and macroeconomic uncertainty and has updated its full-year adjusted diluted earnings per share1 guidance to $9.00 to $11.00, underscoring the resilience of United's brand-loyal, revenue-diverse business model.
United's diverse sources of revenue contributed to its second-quarter results: Premium cabin revenue rose 5.6% year-over-year; revenue from Basic Economy rose 1.7% year-over-year; cargo revenue rose 3.8% year-over-year and loyalty revenue rose 8.7% year-over-year.
1 Adjusted diluted earnings per share is a non-GAAP financial measure that excludes operating and non-operating special charges and unrealized (gains) losses on investments, net and income tax benefit on adjustments, net. We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items. For additional information about United's adjusted diluted earnings per share guidance, please refer to the Investor Update issued in connection with this quarterly earnings announcement.
2 For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Announces Second-Quarter 2025 Results
United's operational performance during the second quarter continued to lay a foundation for its overall success. Its consolidated on-time departures (D:00) were highest and seat cancellation rates were the airline's lowest for a second quarter since the pandemic, and hubs in Newark, Los Angeles, and San Francisco all achieved their best on-time departure for a second quarter since the pandemic. In June, United posted a better on-time arrival rate at Newark Liberty International Airport (EWR) than all other major airlines at LaGuardia International Airport (LGA) and John F. Kennedy International Airport (JFK).
"Our second-quarter performance was more proof that the United Next strategy is working. I am extremely proud of the team for executing a strong operation and navigating through a volatile macroeconomic period, while still growing earnings and pre-tax margin for the first half of the year," said United CEO Scott Kirby. "Importantly, United saw a positive shift in demand beginning in early July, and, like 2024, anticipates another inflection in industry supply in mid-August. The world is less uncertain today than it was during the first six months of 2025 and that gives us confidence about a strong finish to the year."
United's proactive schedule adjustments and close coordination with the FAA and the Port Authority of New York and New Jersey have restored Newark to its leading place in our operation, and customer demand there has returned to its historic range. The airline looks forward to resuming Tel Aviv service on July 21.
As part of the airline's broader strategy to pay down high-cost debt and strengthen its balance sheet, in July United repaid, solely using cash on hand, the remaining debt from a July 2020 transaction when it secured financing of $6.8 billion against its MileagePlus assets. This now leaves one of the most valuable loyalty programs in the world unencumbered. At the end of the second quarter, United's trailing twelve months net leverage3 was 2.0x. The company remains focused on further strengthening its balance sheet and growing margins.

3 Effective January 1, 2025, we define Adjusted EBITDAR, which is included in the calculation of net leverage on a trailing twelve month basis, to include an additional adjustment for the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically. For additional information about the non-GAAP financial measures used in this press release, including net leverage and Adjusted EBITDAR, see "Non-GAAP Financial Information" below.

United Airlines Reports Second-Quarter 2025 Results
Second-Quarter Financial Results
•Capacity up 5.9% compared to second-quarter 2024.
•Total operating revenue of $15.2 billion, up 1.7% compared to second-quarter 2024.
•TRASM down 4.0% compared to second-quarter 2024.
•CASM up 0.6%, and CASM-ex2 up 2.2%, compared to second-quarter 2024.
•Pre-tax earnings of $1.2 billion, with a pre-tax margin of 8.2%; adjusted pre-tax earnings2 of $1.7 billion, with an adjusted pre-tax margin2 of 11.0%.
•Net income of $1.0 billion; adjusted net income2 of $1.3 billion.
•Diluted earnings per share of $2.97; adjusted diluted earnings per share2 of $3.87.
•Average fuel price per gallon of $2.34.
•Generated $2.2 billion of operating cash flow.
•Generated $1.1 billion of free cash flow4.
•Ending available liquidity5 of $18.6 billion.
•Total debt, finance lease obligations and other financial liabilities of $27.1 billion at quarter end.
•Trailing twelve months net leverage3 of 2.0x.
•Repurchased $0.2 billion of shares in the second quarter 2025, and have repurchased approximately $0.6 billion of shares year-to-date6.
Key Highlights
•Announced Blue Sky, a unique collaboration with JetBlue that streamlines booking across the two airlines and allows customers to use MileagePlus® miles and TrueBlue points across both loyalty programs.
•Flew the airline's largest schedule for a quarter in company history, as measured by available seat miles, growing domestic and Canada capacity by 6.6% and international capacity by 5.3% in available seat miles compared to last year.
•United's Newark operation regained the position of best on-time performance among New York City-area airports in the month of June, thanks in part to the early re-opening of the airport's second runway, strong execution from the Newark team, technology upgrades and hourly flight caps by the FAA.
•Continued the expansion of United's premium footprint, offering a record-high 6.9 million premium seats in the quarter and announcing United Elevated, the airline's newest interior for Boeing 787-9, featuring new United Polaris Studio℠ suites that are 25% larger than United Polaris® with privacy doors, extra ottoman for companions, 27-inch screens, and exclusive food and beverage offerings to elevate premium air travel.
4 Effective January 1, 2025, we define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. For additional information about the non-GAAP financial measures used in this press release, including free cash flow, see "Non-GAAP Financial Information" below.
5 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.
6 Shares repurchased through June 30, 2025.

United Airlines Reports Second-Quarter 2025 Results
•Launched Starlink WiFi on some regional flights, marking the first time customers can use the airline's industry-leading, free WiFi.
•Announced a first-of-its-kind collaboration with Spotify that brings 450+ hours of content to United's seatback screens, including the first time Spotify is bringing both video podcasts and audiobooks onboard an airline.

Customer Experience
•Achieved the company's highest second-quarter Net Promoter Score measure of customer satisfaction since 2021, setting record rates for customer experience with baggage, cabin cleanliness and condition, boarding, the check-in process, gate experience, inflight entertainment, pilot communication, and seat comfort.
•Opened the United Polaris lounge dining room at Newark, expanding the lounge size to over 30,000 square feet and becoming the only major airline dining room at Newark to offer a la carte meals.
•Achieved a company high use rate of bag drop shortcut, with 600,000 more customers using it during the quarter compared to last year, enabling a more seamless travel experience.
•Digital check-in rate reached 83% for the quarter, a 5 percentage point increase year over year.
•Expanded TSA PreCheck Touchless ID to San Francisco, and announced plans to expand it to Denver, Newark, Seattle and Portland in August.
•Expanded ConnectionSaver with app notifications when flights are being held, and a centralized hub for turn-by-turn gate directions with walk times at all hubs, layover tips, flight status updates, and a self-service rebooking option for missed connections.
•Onboarded an exclusive Aperol Spritz cocktail for United Polaris travelers and an improved onboard dining collection for first class travelers on United Express® flights, contributing to a record Net Promoter Score for food and beverage for the quarter.

Operations
•Achieved the airline's best on-time departure rate for consolidated and mainline flying since 2021, with the second best on-time departure rate amongst the eight largest U.S. carriers for a second quarter and best performance at Denver, Los Angeles, San Francisco and Houston hubs.
•United was granted five additional gates at Chicago O'Hare from the Chicago Department of Aviation, given the airline's increased flying out of the hub.
•Achieved a 100% completion day on April 22nd across mainline and express flying, with United Express operating 28 days of total completion across the second quarter.

United Airlines Reports Second-Quarter 2025 Results
•Recorded the second best on-time arrival performance for a second quarter at Newark, Houston and Chicago hubs since 2021, and the best at Los Angeles.
•Saw the lowest second-quarter seat cancel rate since 2021 and the third lowest in company history.

Network
•United launched the largest international expansion in its history, inaugurating service to eight new destinations: Nuuk, Greenland; Ulaanbaatar, Mongolia; Faro, Portugal; Puerto Escondido, Mexico; Palermo, Italy; Dakar, Senegal; Bilbao, Spain; and Madeira Island, Portugal.
•Announced three new international destinations and two new routes to existing destinations, making United the only U.S. airline with service to Bangkok, Thailand; Ho Chi Minh City, Vietnam; and Adelaide, Australia, all subject to government approval. United also plans to inaugurate routes from Denver to Mexico City and Denver to Punta Cana, Dominican Republic.
•United added seven new international routes to existing destinations, including Denver to Rome; Washington-Dulles to Venice, Italy; Washington-Dulles to Nice, France; Los Angeles to Beijing; San Francisco to Panama City, Panama; San Francisco to San Jose, Costa Rica; and Guam to Taipei.
•Launched 12 domestic and four Canada routes in the quarter, including new routes to popular outdoor destinations such as Washington D.C. to Albuquerque, N.M.; Houston to Portland, Maine; Chicago to Billings, Mont.; and Denver to Wilmington, N.C.
Employees and Communities
•United supported the transport of 136 responders to response and recovery efforts to nearly 20 different disaster events in partnership with Airlink in the second quarter, including the Myanmar-Thailand earthquakes and the Los Angeles wildfires that impacted more than 150,000 people worldwide.
•Nearly 2,000 employees volunteered more than 10,000 hours during the quarter in local community activities including beach clean-up, care kit creation, food security and other events.
•United transported 327 million pounds of cargo, including approximately 9.8 million pounds of medical shipments and over 440,000 pounds of military shipments.
•Graduated United's first cohort of Innovate apprentices, a two-year digital technology and cybersecurity pathway to full-time employment at United.
•United and the Association of Flight Attendants (AFA) announced they reached an agreement that, if ratified, will deliver industry-leading pay, signing bonuses and scheduling improvements.
•United was named Global Traveler's Best Eco-Friendly Airline for the fourth consecutive year, and won the Outstanding Innovation category for its commitment to scaling sustainable aviation fuel.
•Kate Gebo, executive vice president of Human Resources and Labor Relations, was appointed to the Make-A-Wish Foundation's national board of directors.

United Airlines Reports Second-Quarter 2025 Results
Earnings Call
UAL will hold a conference call to discuss second-quarter 2025 financial results, as well as its financial and operational outlook for the third-quarter 2025 and beyond, on Thursday, July 17, 2025 at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain third quarter and full year 2025 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

United Airlines Reports Second-Quarter 2025 Results
Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts in the Middle East, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the

United Airlines Reports Second-Quarter 2025 Results
company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

Change in Presentation:
In the first quarter of 2025, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise designated. As such, certain columns and rows within the financial statements and tables presented may not sum due to rounding. Per unit amounts have been calculated from the underlying whole-dollar amounts. This change is not material and does not impact the comparability of our condensed consolidated financial statements.

-tables attached-

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2025	2024		2025	2024
Operating revenue:
Passenger revenue	$13,836	$13,680	1.1	$25,696	$24,993	2.8
Cargo revenue	430	414	3.8	859	805	6.7
Other operating revenue	970	892	8.8	1,893	1,727	9.6
Total operating revenue	15,236	14,986	1.7	28,448	27,525	3.4

Operating expense:
Salaries and related costs	4,413	4,098	7.7	8,568	8,030	6.7
Aircraft fuel	2,775	3,133	(11.4)	5,476	6,087	(10.0)
Landing fees and other rent	961	866	11.0	1,834	1,670	9.8
Aircraft maintenance materials and outside repairs	865	716	20.8	1,596	1,489	7.2
Depreciation and amortization	733	719	2.0	1,461	1,427	2.4
Regional capacity purchase	676	612	10.5	1,326	1,197	10.8
Distribution expenses	487	626	(22.2)	983	1,106	(11.1)
Aircraft rent	67	40	67.2	118	83	42.4
Special charges	447	36	NM	340	49	NM
Other operating expenses	2,487	2,211	12.5	4,814	4,359	10.4
Total operating expense	13,911	13,057	6.5	26,516	25,497	4.0

Operating income	1,325	1,929	(31.3)	1,932	2,028	(4.7)

Nonoperating income (expense):
Interest expense	(361)	(427)	(15.5)	(717)	(881)	(18.6)
Interest income	167	190	(12.3)	331	367	(9.8)
Interest capitalized	51	60	(15.6)	98	121	(18.6)
Unrealized gains (losses) on investments, net	26	(33)	NM	5	(70)	NM
Miscellaneous, net	41	20	NM	77	10	NM
Total nonoperating expense, net	(77)	(190)	(59.6)	(206)	(453)	(54.6)

Income before income taxes	1,248	1,739	(28.2)	1,727	1,575	9.6

Income tax expense	275	416	(33.9)	366	376	(2.7)
Net income	$973	$1,323	(26.4)	$1,361	$1,199	13.5

Earnings per share, diluted	$2.97	$3.96	(24.9)	$4.12	$3.60	14.5
Diluted weighted-average shares outstanding	327.2	333.9	(2.0)	330.1	333.1	(0.9)

NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	2Q 2025 Passenger Revenue	Passenger Revenue vs. 2Q 2024	Passenger Revenue per Available Seat Mile ("PRASM") vs. 2Q 2024	Yield vs. 2Q 2024	Available Seat Miles ("ASMs") vs. 2Q 2024	2Q 2025 ASMs	2Q 2025 Revenue Passenger Miles ("RPMs")
Domestic	$7,905	(0.7%)	(7.0%)	(4.5%)	6.7%	45,100	37,936

Europe	2,904	2.4%	(2.2%)	(0.8%)	4.6%	17,311	13,969
Middle East/India/Africa	269	4.3%	(3.5%)	(1.3%)	8.1%	1,997	1,657
Atlantic	3,173	2.5%	(2.3%)	(0.9%)	4.9%	19,308	15,626
Pacific	1,507	8.7%	2.9%	(1.9%)	5.7%	11,036	9,059
Latin America	1,251	1.4%	(2.3%)	(1.2%)	3.8%	8,903	7,467
International	5,931	3.8%	(1.0%)	(1.4%)	4.9%	39,247	32,152

Consolidated	$13,836	1.1%	(4.5%)	(3.2%)	5.9%	84,347	70,088

Select operating statistics are as follows:

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
	2025	2024			2025	2024
Passengers (thousands) (a)	46,186	44,375	4.1		86,992	83,700	3.9
RPMs (millions) (b)	70,088	67,064	4.5		129,604	124,491	4.1
ASMs (millions) (c)	84,347	79,678	5.9		159,503	151,346	5.4
Passenger load factor: (d)
Consolidated	83.1%	84.2%	(1.1)	pts.	81.3%	82.3%	(1.0)	pt.
Domestic	84.1%	86.4%	(2.3)	pts.	82.3%	85.1%	(2.8)	pts.
International	81.9%	81.6%	0.3	pts.	80.1%	79.0%	1.1	pts.
PRASM (cents)	16.40	17.17	(4.5)		16.11	16.51	(2.4)
Total revenue per available seat mile ("TRASM") (cents)	18.06	18.81	(4.0)		17.84	18.19	(1.9)
Average yield per RPM (cents) (e)	19.74	20.40	(3.2)		19.83	20.08	(1.3)
Cargo revenue ton miles (millions) (f)	885	890	(0.6)		1,774	1,742	1.8
Aircraft in fleet at end of period	1,473	1,369	7.6		1,473	1,369	7.6
Average stage length (miles) (g)	1,508	1,517	(0.6)		1,482	1,500	(1.2)
Employee headcount, as of June 30 (thousands)	111.3	106.0	5.0		111.3	106.0	5.0
Cost per ASM ("CASM") (cents)	16.49	16.39	0.6		16.62	16.85	(1.3)
CASM-ex (cents) (h)	12.36	12.10	2.2		12.74	12.59	1.2
Average aircraft fuel price per gallon	$2.34	$2.76	(15.3)		$2.43	$2.82	(13.8)
Fuel gallons consumed (millions)	1,188	1,134	4.7		2,254	2,159	4.4
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Effective January 1, 2025, Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically, to calculate Adjusted EBITDAR. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. The change in EBITDAR calculation methodology does not represent a change in management's expectations. Prior period amounts have been recast to conform to the current period presentation.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: Effective January 1, 2025, we define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. The change in free cash flow calculation methodology does not represent a change in management's expectations. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. Prior period amounts have been recast to conform to the current period presentation.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2025	2024		2025	2024
CASM (GAAP)	16.49	16.39	0.6	16.62	16.85	(1.3)
Fuel expense	3.29	3.93	(16.3)	3.43	4.02	(14.6)
Profit sharing	0.22	0.23	(3.1)	0.15	0.13	11.6
Third-party business expenses	0.09	0.08	7.2	0.09	0.08	10.2
Special charges	0.53	0.05	NM	0.21	0.03	NM
CASM-ex (Non-GAAP)	12.36	12.10	2.2	12.74	12.59	1.2

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2025	2024	2025	2024	2025	2024
Net income (GAAP)	$973	$1,323	$1,361	$1,199	$3,310	$2,936
Adjusted for:
Depreciation and amortization	733	719	1,461	1,427	2,961	2,774
Interest expense, net of capitalized interest and interest income	144	177	288	393	572	827
Income tax expense	275	416	366	376	1,009	895
Special charges	447	36	340	49	403	125
Nonoperating unrealized (gains) losses on investments, net	(26)	33	(5)	70	125	151
Nonoperating debt extinguishment and modification fees	—	—	—	35	93	35
Adjusted EBITDA (non-GAAP)	$2,547	$2,704	$3,809	$3,549	$8,475	$7,743
Adjusted EBITDA margin (non-GAAP)	16.7%	18.0%	13.4%	12.9%	14.6%	13.9%

Adjusted EBITDA (non-GAAP)	$2,547	$2,704	$3,809	$3,549	$8,475	$7,743
Fixed portion of operating lease expense	$221	192	433	412	877	866
Adjusted EBITDAR (non-GAAP) (a)	$2,768	$2,896	$4,243	$3,961	$9,352	$8,609
(a) The prior period has been recast to conform to current period presentation.

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Capital Expenditures (in millions)	2025	2024	2025	2024
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,287	$1,164	$2,520	$2,530
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	(51)	(206)	(52)	(206)
Adjusted capital expenditures (Non-GAAP)	$1,236	$958	$2,468	$2,324

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
Free Cash Flow (in millions) (a)	2025	2024	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	$2,217	$2,876	$5,927	$5,723	$9,649	$5,693
Net cash provided by (used in) investing activities (GAAP)	(1,580)	134	(3,042)	1,575	(7,268)	(1,104)
Adjusted for:
Net change in short-term investments	302	(1,207)	556	(3,946)	1,878	(5,149)
Net change in restricted cash	191	34	1	26	74	26
Free cash flow (Non-GAAP)	$1,130	$1,837	$3,442	$3,378	$4,333	$(534)
(a) The prior period has been recast to conform to current period presentation.

	June 30,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions)	2025	2024
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$27,079	$29,263	$(2,184)
Operating lease obligations - current and noncurrent	5,707	4,991	716
Pension and postretirement liabilities - noncurrent	1,199	1,610	(411)
Adjusted total debt (Non-GAAP)	$33,985	$35,864	(1,879)
Less: Cash and cash equivalents	$9,354	$10,864	(1,510)
Short-term investments	6,262	4,384	1,878
Adjusted net debt (Non-GAAP)	$18,368	$20,616	(2,248)
Net leverage (Non-GAAP) (a)	2.0	2.4	(0.4)	pts.
(a) The prior period has been recast to conform to current period presentation.

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2025	2024		2025	2024
Operating expenses (GAAP)	$13,911	$13,057	6.5	$26,516	$25,497	4.0
Special charges	447	36	NM	340	49	NM
Operating expenses, excluding special charges	13,463	13,021	3.4	26,176	25,448	2.9
Adjusted to exclude:
Fuel expense	2,775	3,133	(11.4)	5,476	6,087	(10.0)
Profit sharing	188	185	1.6	231	188	23.1
Third-party business expenses	72	64	13.0	141	122	15.2
Adjusted operating expenses (Non-GAAP)	$10,428	$9,639	8.2	$20,328	$19,051	6.7

Operating income (GAAP)	$1,325	$1,929	(31.3)	$1,932	$2,028	(4.7)
Special charges	447	36	NM	340	49	NM
Adjusted operating income (Non-GAAP)	$1,772	$1,965	(9.8)	$2,272	$2,077	9.4

Operating margin	8.7%	12.9%	(4.2) pts.	6.8%	7.4%	(0.6) pts.
Adjusted operating margin (Non-GAAP)	11.6%	13.1%	(1.5) pts.	8.0%	7.5%	0.5 pts.

Pre-tax income (GAAP)	$1,248	$1,739	(28.2)	$1,727	$1,575	9.6
Adjusted to exclude:
Special charges	447	36	NM	340	49	NM
Unrealized (gains) losses on investments, net	(26)	33	NM	(5)	70	NM
Debt extinguishment and modification fees	—	—	NM	—	35	NM
Adjusted pre-tax income (Non-GAAP)	$1,670	$1,808	(7.6)	$2,061	$1,729	19.2

Pre-tax margin (GAAP)	8.2%	11.6%	(3.4) pts.	6.1%	5.7%	0.4 pts.
Adjusted pre-tax margin (Non-GAAP)	11.0%	12.1%	(1.1) pts.	7.2%	6.3%	0.9 pts.

Net income (GAAP)	$973	$1,323	(26.4)	$1,361	$1,199	13.5
Adjusted to exclude:
Special charges	447	36	NM	340	49	NM
Unrealized (gains) losses on investments, net	(26)	33	NM	(5)	70	NM
Debt extinguishment and modification fees	—	—	NM	—	35	NM
Income tax benefit on adjustments, net	(128)	(8)	NM	(127)	(19)	NM
Adjusted net income (Non-GAAP)	$1,267	$1,384	(8.5)	$1,568	$1,334	17.6

Diluted earnings per share (GAAP)	$2.97	$3.96	(24.9)	$4.12	$3.60	14.5
Adjusted to exclude:
Special charges	1.37	0.11	NM	1.03	0.15	NM
Unrealized (gains) losses on investments, net	(0.08)	0.09	NM	(0.01)	0.21	NM
Debt extinguishment and modification fees	—	—	NM	—	0.10	NM
Income tax benefit on adjustments, net	(0.39)	(0.02)	NM	(0.38)	(0.06)	NM
Adjusted diluted earnings per share (Non-GAAP)	$3.87	$4.14	(6.5)	$4.75	$4.00	18.7

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2025 (UNAUDITED)	December 31, 2024
ASSETS
Cash and cash equivalents	$9,354	$8,769
Short-term investments	6,262	5,706
Receivables, net	2,286	2,163
Aircraft fuel, spare parts and supplies, net	1,547	1,572
Prepaid expenses and other	809	673
Total current assets	20,258	18,883
Operating property and equipment, net	43,896	42,908
Operating lease right-of-use assets	4,517	3,815
Goodwill	4,527	4,527
Intangible assets, net	2,669	2,683
Investments in affiliates and other, net	1,295	1,267
Total noncurrent assets	56,904	55,200
Total assets	$77,163	$74,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,920	$4,193
Accrued salaries and benefits	3,211	3,289
Advance ticket sales	9,664	7,561
Frequent flyer deferred revenue	3,552	3,403
Current maturities of long-term debt, finance leases, and other financial liabilities	6,194	3,453
Current maturities of operating leases	541	467
Other	910	948
Total current liabilities	28,992	23,314
Long-term debt, finance leases, and other financial liabilities	20,885	25,203
Long-term obligations under operating leases	5,166	4,510
Frequent flyer deferred revenue	4,114	4,038
Pension and postretirement benefit liability	1,199	1,233
Deferred income taxes	1,919	1,580
Other	1,515	1,530
Total noncurrent liabilities	34,798	38,094
Total stockholders' equity	13,373	12,675
Total liabilities and stockholders' equity	$77,163	$74,083

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Six Months Ended June 30,
	2025	2024
Operating Activities:
Net cash provided by operating activities	$5,927	$5,723

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(2,520)	(2,530)
Purchases of short-term and other investments	(4,722)	(1,754)
Proceeds from sale of short-term and other investments	4,222	5,820
Proceeds from sale of property and equipment	48	42
Other, net	(70)	(3)
Net cash provided by (used in) investing activities	(3,042)	1,575

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	—	3,718
Payments of long-term debt, finance leases and other financial liabilities	(1,611)	(6,217)
Repurchases of common stock	(589)	—
Other, net	(99)	(19)
Net cash used in financing activities	(2,300)	(2,518)
Net increase in cash, cash equivalents and restricted cash	585	4,780
Cash, cash equivalents and restricted cash at beginning of the period	8,946	6,334
Cash, cash equivalents and restricted cash at end of the period (a)	$9,531	$11,114

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$973	$170
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	(52)	(204)
Operating leases converted to finance leases	—	44
Investment interests received in exchange for loans, goods and services	14	18

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$9,354	$10,864
Restricted cash in Prepaid expenses and other	8	30
Restricted cash in Investments in affiliates and other, net	168	220
Total cash, cash equivalents and restricted cash	$9,531	$11,114

United Airlines Reports Second-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Operating:
Labor contract ratification bonuses	$561	$—	$561	$—
(Gains) losses on sale of assets and other special charges	(114)	36	(222)	49
Total operating special charges	447	36	340	49

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	(26)	33	(5)	70
Nonoperating debt extinguishment and modification fees	—	—	—	35
Total nonoperating special charges and unrealized (gains) losses on investments, net	(26)	33	(5)	105
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	422	69	335	154
Income tax benefit, net of valuation allowance	(128)	(8)	(127)	(19)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net of income taxes	$293	$61	$208	$135
Operating and nonoperating special charges and unrealized (gains) losses on investments included the following:
During the three and six months ended June 30, 2025, the company recorded $114 million and $222 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $151 million and $261 million, respectively, of gains on various aircraft sale-leaseback transactions. The company also recorded a $561 million special charge in connection with the tentative agreement with its flight attendants represented by the Association of Flight Attendants.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Effective tax rate	22.0%	23.9%	21.2%	23.9%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The decrease in the effective tax rate, in the three months ended June 30, 2025 as compared to the same period in 2024, was primarily due to a release of valuation allowance related to realized capital gains. The decrease in the effective tax rate, in the six months ended June 30, 2025 as compared to the same period in 2024, was primarily due to an increase in excess tax benefits related to stock-based compensation and a release of valuation allowance related to realized capital gains.

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